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SCHEDULE B.2 - FINANCIAL AND OPERATING RATIOS

BIOTECHNICA INTERNATIONAL, INC.

AND COMPARATIVE PUBLICLY TRADED COMPANIES
THAT HAVE RECEIVED OFFERS TO BE ACQUIRED

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

                                               Dekalb        Delta and
                               Consep         Genetics       Pine Land
Exchange and Symbol          NNM-CSEP         NY-DKB          NY-DLP         Average   Median      BioTechnica
For the 12 Months ended:     (6/30/98)       (5/31/98)       (5/31/98)                              (6/30/98)

LIQUIDITY, COVERAGE & LEVERAGE
Current Ratio                    1.60            1.40            1.47           1.49     1.47           1.18
Collection Period (Days)        69.35           87.26          251.33         135.98    87.26         141.33
Inventory Turnover               3.08            1.95            2.67           2.57     2.67           1.76
Sales / Assets (Avg.)            1.37            0.96            0.72           1.02     0.96           0.64
EBIT / Interest                 -3.11            3.96            9.24           4.40     3.96          -1.24
EBITDA / CMLTD + Interest       -0.20            5.45           11.62           5.69     5.45          -0.11
Equity / Assets (Avg.)           0.54            0.40            0.31           0.42     0.40           0.12
Equity / Ttl.Cap (Avg.)          0.88            0.67            0.66           0.74     0.67           0.21

PROFITABILITY

N I Cont. Ops/Sales            -4.88%           4.33%           6.63%          3.65%    4.33%        -17.20%
N I Cont. Ops. / Avg. Eq      -12.40%          10.47%          15.63%          8.70%   10.47%        -92.42%
N I Cont. Ops. / Avg. As       -6.70%           4.15%           4.80%          2.98%    4.15%        -10.95%
Gross Profit / Sales           24.40%          46.67%          33.03%         34.70%   33.03%         33.66%
Operating Expenses / Sales     21.38%          38.53%          20.64%         26.85%   21.38%         43.19%
Taxes / Pre-tax Income          0.00%          31.68%          39.12%         23.60%   31.68%         -0.03%

SIZE AND GROWTH*
Size Measured by Sales$000    $38,579        $509,900        $202,696       $250,392 $202,696        $21,340
LTM EPS Cont. Ops. Growth         nmf         -29.41%         -32.65%            nmf      nmf            nmf
Forecasted Next Year EPS Growth   nmf          96.67%         212.12%        154.39%  154.39%            nmf
5 Year Forecasted EPS Growth      n/a          25.00%          34.00%         29.50%   29.50%            nmf

For the Fiscal Years Ended:
                             12/31/97         8/31/97       (8/31/97)                               (6/30/98)
OTHER
EPS Coefficient of Variation (2)  nmf          62.50%          30.30%         46.40%   46.40%            nmf

5 YEAR COMPOUND ANNUAL GROWTH RATE*
Assets                          9.92%           8.28%          37.10%         18.43%    9.92%         27.64%
Sales                          17.07%           9.56%          21.79%         16.14%   17.07%         20.97%
EPS Cont. Ops.                    nmf          20.88%          16.55%         18.72%   18.72%            nmf



n/a = Not available                                            * A negative value results in 0 value being assigned.
nmf = Not meaningful                                           (1) Total capitalization is long-term debt + stockholders' equity
EBIT = Earnings before interest and taxes                      (2) Coefficient of variation is a measure of EPS volatility =
EBITDA = Earnings before interest, taxes, depreciation and amor       five year standard deviation of EPS/five year average EPS
CMLTD = Current maturities of long-term debt

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